Exhibit 3.1

EXHIBIT A TO THE

SECOND AMENDED AND RESTATED ARTICLES OF INCORPORATION OF

EMMIS COMMUNICATIONS CORPORATION

Pursuant to the authority expressly granted to and vested in the Board of Directors of the Corporation by the provisions of Article VIII, Section 8.01 of the Corporation’s Amended and Restated Articles of Incorporation, as amended from time to time (the “Articles of Incorporation”), and pursuant to I.C. 23-1-25-2, the Board of Directors hereby creates a series of preferred stock of the Corporation with the following voting powers, designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof (in addition to the provisions set forth in the Articles of Incorporation which are applicable to the preferred stock of all classes and series):

1. Designation, Amount and Ranking.

1.1 There shall be created from the 10,000,000 shares of preferred stock, par value $0.01 per share, of the Corporation authorized to be issued pursuant to the Articles of Incorporation, a series of preferred stock, designated as the “6.25 % Series A Non-Cumulative Convertible Preferred Stock,” par value $0.01 per share (the “Preferred Stock”), and the number of shares of such series shall be 2,875,000. Such number of shares may be decreased by resolution of the Board of Directors; provided that no decrease shall reduce the number of shares of Preferred Stock to a number less than that of the shares of Preferred Stock then outstanding plus the number of shares issuable upon exercise of options or rights then outstanding and, if any portion of the over-allotment option granted by the Corporation pursuant to the Purchase Agreement (as defined in this Exhibit A) expires unexercised, the Board of Directors shall by resolution decrease the number of authorized shares of Preferred Stock by the number of shares subject to the expired portion of such over-allotment option. Any shares of Preferred Stock issued after the Issue Date (as defined in this Exhibit A) pursuant to the over-allotment option granted by the Corporation pursuant to the Purchase Agreement shall, for all purposes, including, without limitation, voting and dividend rights, be deemed issued as of the Issue Date.

1.2 The Preferred Stock, with respect to dividend distributions upon the liquidation, winding-up and dissolution of the Corporation, ranks:

(a) senior to all classes of the Corporation’s common stock and to each other class of capital stock or series of preferred stock established after the Issue Date by the Board of Directors, the terms of which do not expressly provide that it ranks senior to or on a parity with the Preferred Stock as to dividend distributions and distributions upon the liquidation, winding-up and dissolution of the Corporation;

(b) ratably with any class of capital stock or series of preferred stock issued by the Corporation established after the Issue Date by the Board of Directors, the terms of which expressly provide that such class or series will rank on a parity with the Preferred Stock as to dividend distributions and distributions upon the liquidation, winding-up and dissolution of the Corporation; and

(c) subject to certain conditions which include the affirmative vote or consent of the holders of at least 66 2/3% of the outstanding Preferred Stock, junior to each class of capital stock or series of preferred stock issued by the Corporation established after the Issue Date by the Board of Directors, the terms of which expressly provide that such class or series will rank senior the Preferred Stock as to dividend distributions and distributions upon liquidation, winding-up and dissolution of the Corporation.

2. Definitions. As used in this Exhibit A, the following terms shall have the following meanings:

2.1 “Accrued Dividends” shall mean, with respect to any share of Preferred Stock, as of any date, the declared and unpaid dividends, if any, on such share from and including the most recent Dividend Payment Date to but not including such date.

2.2 “Business Day” shall mean any day other than a Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law or executive order to close.

2.3 “Conversion Price” shall mean $78.125, subject to adjustment as set forth in Section 9(c).

2.4 “Class A Common Stock” shall mean the Class A Common Stock, par value $0.01 per share, of the Corporation, or any other class of stock resulting from successive changes or reclassifications of such common stock consisting solely of changes in par value, or from par value to no par value, or as a result of a subdivision, combination, or merger, consolidation or similar transaction in which the Corporation is a constituent corporation.

2.5 “Class B Common Stock” shall mean the Class B Common Stock par value $0.01 per share, of the Corporation.

2.6 “Common Stock” shall mean both the Class A Common Stock and the Class B Common Stock of the Corporation.

2.7 “Dividend Payment Date” shall mean January 15, April 15, July 15 and October 15 of each year, commencing January 15, 2000.

2.8 “Dividend Record Date” shall mean, with respect to each Dividend Payment Date, a date not more than 60 days nor less than 10 days preceding a Dividend Payment Date, as may be fixed by the Board of Directors.

2.9 “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

2.10 “Issue Date” shall mean October 26, 1999, the original date of issuance of the Preferred Stock.

2.11 “Liquidation Preference” shall mean, with respect to each share of Preferred Stock, $50.

2.12 “Market Capitalization” shall mean as of a given date the product of the Market Value so of such date times the total number of shares of Common Stock outstanding as of such date.

2.13 “Market Value” shall mean as of a given date the average closing price of the Class A Common Stock for a ten consecutive trading day period, ending on the last trading day immediately preceding such date, on the Nasdaq Stock Market or any national securities exchange or authorized quotation system on which the Corporation’s Class A Common Stock is listed or authorized for quotation, or if the Class A Common Stock is not so listed or authorized for quotation, an amount determined in good faith by the Board of Directors to be the fair value of the Class A Common Stock.

2.14 “Person” shall mean any individual, corporation, general partnership, limited partnership, limited liability partnership, joint venture, association, joint-stock company, trust, limited liability company, unincorporated organization or government or any agency or political subdivision thereof.

2.15 “Purchase Agreement” shall mean that certain Purchase Agreement with respect to the Preferred Stock, dated as of October 26, 1999 among the Corporation, Donaldson, Lufkin & Jenrette Securities Corporation and Goldman, Sachs & Co.

3. Dividends.

3.1 The holders of shares of the outstanding Preferred Stock shall be entitled, when, as and if declared by the Board of Directors out of funds legally available therefor, to receive non-cumulative annual cash dividends at a rate per annum equal to 6.25% (the “Dividend Rate”) of the Liquidation Preference, payable quarterly in arrears. Dividends payable for each full dividend period will be computed by dividing the Dividend Rate by four and shall be payable in arrears, when, as and if declared, on each Dividend Payment Date for the quarterly period ending immediately prior to such Dividend Payment Date, to the holders of record of Preferred Stock at the close of business on the Dividend Record Date applicable to such Dividend Payment Date. Notwithstanding the foregoing, dividends that had accumulated but not yet been declared by the Board of Directors as of September 4, 2012 shall be cancelled, shall be deemed no longer to be in arrears, and shall not be payable to the holders of shares of the outstanding Preferred Stock.

3.2 Dividends paid on the Preferred Stock shall be payable in cash except to the extent otherwise provided herein.

3.3 Dividends and other distributions (including a dividend or distribution payable solely in stock of the Corporation ranking junior to or ratably with the Preferred Stock as to dividends and upon liquidation, dissolution or winding up and cash in lieu of fractional shares) may be declared, made or paid or set apart for payment on the Common Stock or upon any other stock of the Corporation ranking junior to or ratably with the Preferred Stock as to dividends, and no Common Stock or any other stock of the Corporation ranking junior to or ratably with the Preferred Stock as to dividends or upon liquidation, dissolution or winding up, may be redeemed, purchased or otherwise acquired for any consideration (or any money paid to or made available for a sinking fund for the redemption of any shares of any such stock) by the Corporation (including by conversion into or exchange for stock of the Corporation ranking junior to or ratably with the Preferred Stock as to dividends and upon liquidation dissolution or winding up), notwithstanding that dividends on the Preferred Stock shall not have been paid or declared on one or more Dividend Payment Dates. If full dividends have not been paid to the holders of the Preferred Stock and on any other preferred stock ranking ratably with the Preferred Stock as to dividends, dividends may be declared and paid on the Preferred Stock and such other ratable preferred stock, only so long as the dividends are declared and paid pro rata so that the amounts of dividends declared per share on the Preferred Stock and such other ratable preferred stock will in all cases bear to each other the same ratio that, immediately prior to payment of the dividend on such other ratable stock, Accrued Dividends per share of the Preferred Stock and accrued and unpaid dividends per share of such other ratable preferred stock bear to each other.

3.4 Holders of shares of Preferred Stock shall not be entitled to any dividends on the Preferred Stock, whether payable in cash, property or stock, in excess of the amount declared by the Board of Directors. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Preferred Stock which may be in arrears.

3.5 The holders of shares of Preferred Stock at the close of business on a Dividend Record Date will be entitled to receive the dividend payment on those shares, if declared (except that holders of shares called for redemption on a redemption date between the Dividend Record Date and the Dividend Payment Date will be entitled to receive such dividend on such redemption date on the corresponding Dividend Payment Date notwithstanding the subsequent conversion thereof or the Corporation’s default in payment of the dividend due on that Dividend Payment Date).

4. Redemption.

4.1 The Preferred Stock is not subject to any sinking fund or other similar provisions.

4.2 The Corporation may redeem in cash the Preferred Stock at the stated Liquidation Preference of $50 per share, plus Accrued Dividends, if any.

5. Procedure for Redemption.

5.1 Not less than 30 nor more than 60 days previous to the date fixed for redemption by the Board of Directors, a notice specifying the time and place thereof shall be given to the holders of record of the Preferred Stock to be redeemed by first class mail at their respective addresses as the same shall appear on the books of the Corporation; provided, however, that no failure to mail such notice, nor any defect therein, nor in the mailing thereof, shall affect the validity of the proceedings for the redemption of any of the Preferred Stock to be redeemed. Upon the redemption date, the Corporation shall pay over the redemption price to the holders of the shares upon the endorsement and surrender of the certificates for such shares by the holders of the Preferred Stock.

5.2 On or before any redemption date, each holder of shares of Preferred Stock to be redeemed shall surrender the certificate or certificates representing such shares of Preferred Stock to the Corporation, in the manner and at the place designated in the notice of redemption and on the redemption date, the full redemption price, payable in cash, for such shares of Preferred Stock shall be paid or delivered to the person whose name appears on such certificate or certificates as the owner thereof, and the shares represented by each surrendered certificate shall be returned to authorized but unissued shares of preferred stock of any or no series. Upon surrender (in accordance with the notice of redemption) of the certificate or certificates representing any shares to be so redeemed (properly endorsed or assigned for transfer, if the Corporation shall so require and the notice of redemption shall so state), such shares shall be redeemed by the Corporation at the redemption price. If fewer than all the shares represented by any such certificate are to be redeemed, a new certificate shall be issued representing the unredeemed shares, without costs to the holder thereof, together with the amount of cash, if any, in lieu of fractional shares.

5.3 If a notice of redemption shall have been given as provided in Section 5.1, the shares of Preferred Stock so called for redemption shall no longer be deemed to be outstanding, and all rights of the holders thereof as stockholders of the Corporation with respect to shares so called for redemption (except for the right to receive from the Corporation the redemption price) shall cease (including any right to receive dividends otherwise payable on any Dividend Payment Date that would have occurred after the time and date of redemption) either (i) from and after the time and date fixed in the notice of redemption as the time and date of redemption (unless the Corporation shall default in the payment of the redemption price, in which case such rights shall not terminate at such time and date) or (ii) if the Corporation shall so elect and state in the notice of redemption, from and after the time and date (which date shall be the date fixed for redemption or an earlier date not less than 30 days after the date of mailing of the redemption notice) on which the Corporation shall irrevocably deposit in trust for the holders of the shares of Preferred Stock to be redeemed with a designated bank or trust company doing business in the State of New York, as paying agent, money sufficient to pay at the office of such paying agent, on the redemption date, the redemption price. Any money so deposited with any such paying agent which shall not be required for such redemption shall be returned to the Corporation forthwith. Subject to applicable escheat laws, any moneys so set aside by the Corporation and unclaimed at the end of one year from the redemption date shall revert to the general funds of the Corporation, after which reversion the holders of such shares so called for redemption shall look only to the general funds of the Corporation for the payment of the redemption price without interest. Any interest accrued on funds so deposited shall be paid to the Corporation from time to time.

5.4 In the event that fewer than all the outstanding shares of the Preferred Stock are to be redeemed, the shares to be redeemed will be determined pro rata or by lot. From and after the applicable redemption date, unless the Corporation defaults in the payment of the redemption price, dividends on the shares of Preferred Stock to be redeemed on such redemption date will cease to accrue, said shares will no longer be deemed to be outstanding, and all rights of the holders thereof as the Corporation’s shareholders (except the right to receive the redemption price) will cease.

6. Voting.

6.1 The shares of Preferred Stock shall have no voting rights except as required by law or as set forth in this Section 6.

6.2 If any dividends that are declared and unpaid on the Preferred Stock are in arrears for six consecutive quarterly periods, the holders of Preferred Stock voting separately as a class with the shares of any other preferred stock or preference securities having similar voting rights will be entitled at the next regular or special meeting of the Corporation’s shareholders to elect two directors to the Corporation’s Board of Directors. Such voting rights and terms of the directors so elected continue until such time as the declared and unpaid dividend arrearage on the Preferred Stock has been paid in full.

6.3    (a) The affirmative vote or consent of the holders of at least 66 2/3% of the outstanding Preferred Stock will be required for the issuance of any class or series of stock, or security convertible into the Corporation’s stock, ranking senior to the Preferred Stock as to liquidation rights and for amendments to the Corporation’s Articles of Incorporation that would adversely affect the rights of holders of the Preferred Stock; provided, however, that any issuance of shares of preferred stock which rank ratably with the Preferred Stock with respect to liquidation rights (including the issuance of additional shares of the Preferred Stock) will not, by itself, be deemed to adversely affect the rights of the holders of the Preferred Stock. In all such cases, each share of Preferred Stock will be entitled to one vote.

(b) Notwithstanding Section 6.1, except as required by law, the holders of shares of Preferred Stock shall not vote as a class separately from the holders of the Common Stock in connection with any vote of shareholders to approve a plan of merger, share exchange or sale, lease, exchange or other disposition of assets, but shall be entitled to vote together with the holders of the Common Stock as a single class. In all such cases, each share of Preferred Stock will be entitled to one vote per share of Common Stock into which such share of Preferred Stock is then convertible pursuant to Section 8.

7. Liquidation Rights.

7.1 In the event of any dissolution, voluntary or involuntary liquidation or winding-up of the Corporation, the holders of the shares of Preferred Stock shall be entitled to receive and to be paid out of the assets of the Corporation available for distribution to stockholders, before any payment or distribution is made to holders of the Corporation’s Common Stock or any other class or series of stock of the Corporation ranking junior to the Preferred Stock upon liquidation, the Liquidation Preference plus Accrued Dividends, if any, with respect to each share.

7.2 Neither the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all the property and assets of the Corporation nor the merger or consolidation of the Corporation into or with any other corporation, or the merger or consolidation of any other corporation into or with the Corporation, shall be deemed to be a dissolution, voluntary or involuntary liquidation or winding up, for the purposes of this Section 7.

7.3 After the payment to the holders of the shares of Preferred Stock of full preferential amounts provided for in this Section 7, the holders of Preferred Stock as such shall have no right or claim to any of the remaining assets of the Corporation.

7.4 If upon any voluntary or involuntary dissolution, liquidation or winding up of the Corporation, the amounts payable with respect to the Liquidation Preference and Accrued Dividends, if any, on the Preferred Stock and any other shares of the Corporation’s stock ranking as to any distribution ratably with the Preferred Stock are not paid in full, the holders of the Preferred Stock and of such other shares will share pro rata in proportion to the Liquidation Preference plus Accrued Dividends, if any, thereon.

8. Conversion.

(a) Subject to compliance with the provisions of this Section 8, each outstanding share of the Preferred Stock shall be convertible at any time at the option of the holder into that number of whole shares of the Corporation’s Class A Common Stock as is equal to the Liquidation Preference, divided by an initial conversion price of $78.125, equivalent to 0.6400 shares of Class A Common Stock per share of Preferred Stock, subject to adjustment as described in Section 8(c). The initial conversion price and the conversion price as adjusted are referred to in this Exhibit A as the Conversion Price. A share of Preferred Stock called for redemption will be convertible into shares of Class A Common Stock up to and including, but not after, the close of business on the date fixed for redemption unless the Corporation defaults in the payment of the amount payable upon redemption.

To exercise the conversion right, the holder of each share of Preferred Stock to be converted shall surrender the Certificate representing such share, if certificated, duly endorsed or assigned to the Corporation or in blank, at the office of the transfer agent, together with written notice of the election to convert executed by the holder (the “Conversion Notice”) specifying the number of shares of Preferred Stock to be converted, the name in which the shares of Class A Common Stock deliverable upon conversion shall be registered, and the address of the named person. If the shares of Preferred Shares are not certificated, the holder must deliver evidence of ownership satisfactory to the Corporation and the transfer agent. Unless the shares of Class A Common Stock deliverable upon conversion are to be issued in the same name as the name in which the shares of Preferred Stock to be converted are registered, the holder must also deliver to the transfer agent an instrument of transfer, in form satisfactory to the Corporation, duly executed by the holder or the holder’s duly authorized attorney, together with an amount sufficient to pay any transfer or similar tax in connection with the issuance and delivery of such shares of Class A Common Stock in such name (or evidence reasonably satisfactory to the Corporation demonstrating that such taxes have been paid).

As promptly as practicable after compliance with the provisions of the foregoing paragraph, the Corporation shall deliver or cause to be delivered at the office where such certificates are surrendered to or upon the written order of the holder thereof a certificate or certificates representing the number of shares of Class A Common Stock into which such Preferred Stock may be converted in accordance with the provisions of this Section 8, registered in such name or names as are duly specified in the Conversion Notice. Such conversion shall be deemed to have been effected at the close of business on the date the holder has complied with the provisions of the foregoing paragraph, and the rights with respect to the shares of Preferred Stock so converted, including the rights, if any, to receive notices, will terminate at that time, except only (i) the rights of holders of such shares of Preferred Stock to receive certificates for the number of shares of Class A Common Stock into which such shares of Preferred Stock have been converted; and (ii) the right of holders of such shares of the Preferred Stock at the close of business on a Dividend Record Date to receive, on the corresponding Dividend Payment Date, the dividend declared on such shares for payment on such Dividend Payment Date.

If the last day for the exercise of the conversion right shall not be a Business Day, then such conversion right may be exercised on the next preceding Business Day.

(b) Upon and after conversion of shares of the Preferred Stock, the Corporation shall have no obligation to pay any undeclared or Accrued Dividends.

(c) The Conversion Price shall be subject to adjustment as follows:

(i) In case the Corporation shall at any time or from time to time make a redemption payment or pay a dividend or make another distribution payable in shares of the Corporation’s Common Stock to all holders of any class of the Corporation’s capital stock, other than the issuance of shares of Class A Common Stock in connection with the conversion of Preferred Stock, then, the Conversion Price in effect immediately prior to such event shall be adjusted (and any other appropriate actions shall be taken by the Corporation) so that the holder of any share of Preferred Stock thereafter surrendered for conversion shall be entitled to receive the number of shares of Class A Common Stock that such holder would have owned or would have been entitled to receive upon or by reason of any of the events described above, had such share of Preferred Stock been converted into shares of Class A Common Stock immediately prior to the occurrence of such event. An adjustment made pursuant to this Section 8(c)(i) shall become effective retroactively in the case of any such dividend or distribution, to the day immediately following the close of business on the record date for the determination of holders of Common Stock entitled to receive such dividend or distribution.

(ii) In case the Corporation shall at any time or from time to time issue to all holders of its Common Stock rights, options or warrants entitling the holders thereof to subscribe for or purchase shares of Common Stock (or securities convertible into or exchangeable for shares of Common Stock) at a price per share less than the Market Value as of the record date of such issuance (treating the price per share of any security convertible or exchangeable or exercisable into Common Stock as equal to (A) the sum of the price paid to acquire such security convertible, exchangeable or exercisable into Common Stock plus any additional consideration payable (without regard to any anti-dilution adjustments) upon the conversion, exchange or exercise of such security into Common Stock divided by (B) the number of shares of Common Stock into which such convertible, exchangeable or exercisable security is initially convertible, exchangeable or exercisable), other than (I) issuances of such rights, options or warrants if the holder of Preferred Stock would be entitled to receive such rights, options or warrants upon conversion at any time of shares of Preferred Stock, or if such rights, options, and warrants have expired or been redeemed by the Corporation prior to conversion and (II) issuances that are subject to certain triggering events (until such time as such triggering events occur), then, the Conversion Price then in effect shall be adjusted by dividing the Conversion Price in effect on the day immediately prior to the record date of such issuance by a fraction (y) the numerator of which shall be the sum of the number of shares of Common Stock outstanding on such record date plus the number of additional shares of Common Stock issued or to be issued upon or as a result of the issuance of such rights, options or warrants (or the maximum number into or for which such convertible or exchangeable securities initially may convert or exchange or for which such options, warrants or other rights initially may be exercised) and (z) the denominator of which shall be the sum of the number of shares of Common Stock outstanding on such record date plus the number of shares of Common Stock which the aggregate consideration for the total number of such additional shares of Common Stock so issued (or into or for which such convertible or exchangeable securities may convert or exchange or for which such options, warrants or other rights may be exercised plus the aggregate amount of any additional consideration initially payable upon the conversion, exchange or exercise of such security) would purchase at the Market Value as of such record date; provided, that if the Corporation distributes rights or warrants (other than those referred to above in this subparagraph 8(c)(ii)) pro rata to the holders of Common Stock, so long as such rights or warrants have not expired or been redeemed by the Corporation, (y) the holder of any Preferred Stock surrendered for conversion shall be entitled to receive upon such conversion, in addition to the shares of Class A Common Stock then issuable upon such conversion (the “Conversion Shares”), a number of rights or warrants to be determined as follows: (i) if such conversion occurs on or prior to the date for the distribution to the holders of rights or warrants of separate certificates evidencing such rights or warrants (the “Distribution Date”), the same number of rights or warrants to which a holder of a number of shares of Class A Common Stock equal to the number of Conversion Shares is entitled at the time of such conversion in accordance with the terms and provisions applicable to the rights or warrants and (ii) if such conversion occurs after the Distribution Date, the same number of rights or warrants to which a holder of the number of shares of Class A Common Stock into which such Preferred Stock was convertible immediately prior to such Distribution Date would have been entitled on such Distribution Date had such Preferred Stock been converted immediately prior to such Distribution Date in accordance with the terms and Provisions applicable to the rights and warrants, and (z) the Conversion Price shall not be subject to adjustment on account of any declaration, distribution or exercise of such rights or warrants.

(iii) In case the Corporation shall at any time or from time to time subdivide the outstanding shares of Common Stock into a larger number of shares, combine the outstanding shares of Common Stock into a smaller number of shares, or issue any shares of its capital stock in a reclassification of the Common Stock, then, the Conversion Price in effect immediately prior to such event shall be adjusted (and any other appropriate actions shall be taken by the Corporation) so that the holder of any share of Preferred Stock thereafter surrendered for conversion shall be entitled to receive the number of shares of Common Stock that such holder would have owned or would have been entitled to receive upon or by reason of any of the events described above, had such share of Preferred Stock been converted into shares of Class A Common Stock immediately prior to the occurrence of such event. An adjustment made pursuant to this Section 8(c)(iii) shall become effective retroactively in the case of any such subdivision, combination, or reclassification, to the close of business on the date upon which such corporate action becomes effective.

(iv) In case the Corporation shall at any time or from time to time pay a dividend or distribute to all holders of shares of the Corporation’s Common Stock (other than a dividend or distribution subject to 8(c)(ii)) pursuant to any shareholder rights plan, “poison pill” or similar arrangement and excluding regular dividends and distributions paid exclusively in cash and dividends payable upon the Preferred Stock, then, the Conversion Price in effect immediately prior to such event shall be adjusted (and any other appropriate actions shall be taken by the Corporation) so that the holder of any share of Preferred Stock thereafter surrendered for conversion shall be entitled to receive the number of shares of Class A Common Stock that such holder would have owned or would have been entitled to receive upon or by reason of any of the events described above, had such share of Preferred Stock been converted into shares of Class A Common Stock immediately prior to the occurrence of such event. An adjustment made pursuant to this Section 8(c)(iv) shall become effective retroactively in the case of any such dividend or distribution, to the day immediately following the close of business on the record date for the determination of holders of Common Stock entitled to receive such dividend or distribution.

(v) In case the Corporation shall at any time or from time to time (A) make a distribution to all holders of shares of its Common Stock consisting exclusively of cash (excluding any cash portion of distributions referred to in paragraph (iv) above, or cash distributed upon a merger or consolidation to which (B) of this paragraph below applies), that, when combined together with (x) all other such all-cash distributions made within the then-preceding 12 months in respect of which no adjustment has been made and (y) any cash and the fair market value of any other consideration paid or payable in respect of any tender offer by the Corporation or any of its subsidiaries for shares of Common Stock concluded within the then-preceding 12 months in respect of which no adjustment pursuant to this Section 8(c) has been made, in the aggregate exceeds 15% of the Corporation’s Market Capitalization as of the record date of such distribution; (B) complete a tender or exchange offer which the Corporation or any of its subsidiaries makes for shares of the Corporation’s Common Stock that involves an aggregate consideration that, together with (x) any cash and other consideration payable in a tender or exchange offer by the Corporation or any of its subsidiaries for shares of the Corporation’s Common Stock expiring within the then preceding 12 months in respect of which no adjustment has been made and (y) the aggregate amount of any such all-cash distributions referred to in (A) of this paragraph to all holders of shares of Common Stock within the then preceding 12 months in respect of which no adjustments have been made, exceeds 15% of the Corporation’s Market Capitalization as of the date of the first public announcement of such tender or exchange offer (the “Announcement Date”); or (C) make a distribution to all holders of its Common Stock consisting of evidences of indebtedness, shares of its capital stock other than Common Stock or assets (including securities, but excluding those dividends, rights, options, warrants and distributions referred to in this Section 8(c)), then (1) in the case of (A) and (C) above, the Conversion Price then in effect shall be adjusted by dividing the Conversion Price in effect immediately prior to the date of such distribution by a fraction (x) the numerator of which shall be the Market Value as of the record date referred to below and (y) the denominator of which shall be such Market Value less the then fair market value (as determined by the Board of Directors of the Corporation) of the portion of the cash, evidences of indebtedness, securities or other assets so distributed or paid in such tender or exchange offer, for which no adjustment has been made, applicable to one share of Common Stock (assuming that the distribution and/or tender or exchange offer consideration is paid to the holders of all outstanding shares of Common Stock on the record date for the determination of shareholders entitled to receive such distribution) (but such denominator not to be less than one), and (2) in the case of (B) above, the Conversion Price then in effect shall be adjusted by dividing the Conversion Price in effect immediately prior to the expiration of such tender or exchange offer (the “Expiration Time”) by a fraction (which shall not be less than one) (x) the numerator of which shall be equal to the product of (a) the Market Value as of the Announcement Date and (b) the number of shares of Common Stock outstanding (including any tendered shares) on the date of the Expiration Time less the number of all shares of Common Stock validly tendered, not withdrawn and accepted for payment up to any maximum specified in the terms of the tender offer or exchange offer (such validly tendered shares, up to any such maximum, being referred to as the “Purchased Shares”) and (y) the denominator of which shall be equal to (a) the product of (I) the Market Value as of the Announcement Date and (II) the number of shares of Common Stock outstanding (including any tendered shares) on the date of the Expiration Time less (b) the fair market value (as determined by the Board of Directors of the Corporation) of the cash, evidences of indebtedness, securities or other assets paid in such tender or exchange offer or so distributed for which no adjustment has been made (assuming in the case of any tender offer or exchange offer, the acceptance, up to any maximum specified in the terms of the tender or exchange offer, of Purchased Shares); provided, however, that no adjustment shall be made with respect to any distribution of rights to purchase securities of the Corporation if the holder of shares of Preferred Stock would otherwise be entitled to receive such rights upon Conversion at any time of shares of Preferred Stock into shares of Class A Common Stock unless such rights are subsequently redeemed by the Corporation, in which case such redemption shall be treated for purposes of this Section 8(c)(v) as a dividend on the Common Stock. Such adjustment shall be made whenever any such distribution is made or tender or exchange offer is completed, as the case may be, and shall become effective retroactively to a date immediately following the close of business on the record date for the determination of stockholders entitled to receive such distribution (or in the case of a tender or exchange offer, immediately prior to the opening of business on the day after the Expiration Time). For purposes of determining the fair market value of any cash, evidences of indebtedness, securities or other assets paid in any tender or exchange offer (the “Tender Consideration”) in clause (1)(y) above, only the excess (if any) of the Tender Consideration over the product of the Market Value as of the Announcement Date for such tender or exchange offer and the number of shares of Common Stock purchased in such tender of exchange offer shall be included in such calculation.

Notwithstanding the foregoing, with respect to the Company’s tender offer for up to 20,250,000 shares of Class A Common Stock as set forth in the Offer to Purchase dated May 16, 2005, as amended from time to time thereafter (the “2005 Tender Offer”), the Conversion Price shall be adjusted as follows: the Conversion Price then in effect shall be adjusted to the number equal to (a) the Liquidation Preference divided by (b) the sum of (i) a fraction the numerator of which shall equal the Liquidation Preference and the denominator of which shall be the Conversion Price in effect immediately prior to the close of business on the date of the Expiration Time for the 2005 Tender Offer plus (ii) the product of (x) 0.386 and (y) a fraction the numerator of which shall be the purchase price paid in the 2005 Tender Offer for all shares of Class A Common Stock that are validly tendered and not withdrawn and accepted for payment in accordance with the terms of the 2005 Tender Offer and the denominator of which shall be 400,000,000.

(vi) In the case the Corporation at any time or from time to time shall take any action affecting its Common Stock (it being understood that the issuance or sale of shares of Class A Common Stock (or securities convertible into or exchangeable for shares of Class A Common Stock, or any options, warrants or other rights to acquire shares of Class A Common Stock) to any Person at a price per share less than the Conversion Price then in effect shall not be deemed such an action), other than an action described in any of Section 8(c)(i) through Section 8(c)(v), inclusive, or Section 8(g), then the Conversion Price shall be adjusted in such manner and at such time as the Board of Directors of the Corporation in good faith determines to be equitable in the circumstances (such determination to be evidenced in a resolution, a certified copy of which shall be mailed to the holders of the Preferred Stock).

(vii) Notwithstanding anything in this Exhibit A to the contrary, no adjustment under this Section 8(c) need be made to the Conversion Price unless such adjustment would require an increase or decrease of at least 1% of the Conversion Price then if effect. Any lesser adjustment shall be carried forward and shall be made at the time of and together with the next subsequent adjustment, if any, which, together with any adjustment or adjustments so carried forward, shall amount to an increase or decrease of at least 1% of such Conversion Price. Notwithstanding anything to the contrary, no Conversion Price adjustment will be made as a result of the issuance of the Corporation’s Class A Common Stock on conversion of the Preferred Stock. Each event requiring adjustment to the Conversion Price will require only a single adjustment even though more than one of the foregoing adjustment clauses may be applicable to such event.

(viii) The Corporation reserves the right to make such reductions in the Conversion Price in addition to those required in the foregoing provisions as it considers advisable in order that any event treated for Federal income tax purposes as a dividend of stock or stock rights will not be taxable to the recipients. In the event the Corporation elects to make such a reduction in the Conversion Price, the Corporation will comply with the requirements of Rule 14e-1 under the Exchange Act, and any other securities laws and regulations thereunder if and to the extent that such laws and regulations are applicable in connection with the reduction of the Conversion Price.

(d) If the Corporation shall take a record of the holders of its Common Stock for the purpose of entitling them to receive a dividend or other distribution, and shall thereafter (and before the dividend or distribution has been paid or delivered to stockholders) legally abandon its plan to pay or deliver such dividend or distribution, then thereafter no adjustment in the Conversion Price then in effect shall be required by reason of the taking of such record.

(e) Upon any increase or decrease in the Conversion Price, then, and in each such case, the Corporation promptly shall deliver to each registered holder of Preferred Stock a certificate signed by an authorized officer of the Corporation, setting forth in reasonable detail the event requiring the adjustment and the method by which such adjustment was calculated and specifying the increased or decreased Conversion Price then in effect following such adjustment.

(f) No fractional shares or scrip representing fractional shares of Class A Common Stock shall be issued upon the conversion of any shares of Preferred Stock. If more than one share of Preferred Stock shall be surrendered for conversion at one time by the same holder, the number of full shares of Class A Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate Liquidation Preference of the shares of Preferred Stock so surrendered. If the conversion of any share or shares of Preferred Stock results in a fraction, an amount equal to such fraction multiplied by the last reported sale price of the Class A Common Stock on the Nasdaq Stock Market (or on such other national securities exchange or authorized quotation system on which the Class A Common Stock is then listed for trading or authorized for quotation or, if the Class A Common Stock is not then so listed or authorized for quotation, an amount determined in good faith by the Board of Directors to be the fair value of the Class A Common Stock) at the close of business on the trading day next preceding the day of conversion shall be paid to such holder in cash by the Corporation.

(g) In the event of any capital reorganization or reclassification or other change of outstanding shares of Class A Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value), or in the event of any consolidation or merger of the Corporation with or into another Person (other than a consolidation or merger in which the Corporation is the resulting or surviving Person and which does not result in any reclassification or change of outstanding Class A Common Stock), or in the event of any sale or other disposition to another Person of all or substantially all of the assets of the Corporation (other than any assets not owned directly or indirectly by the Corporation and its subsidiaries) (computed on a consolidated basis) (any of the foregoing, a “Transaction”), each share of Preferred Stock then outstanding shall, without the consent of any holder of Preferred Stock, be converted into the right to receive the kind and amount of shares of stock or other securities (of the Corporation or another issuer) or property or cash receivable upon such Transaction by a holder of the number of shares of Class A Common Stock into which such share of Preferred Stock could have been converted immediately prior to such Transaction after giving effect to any adjustment event. The provisions of this Section 8(g) shall be the sole right of holders of Preferred Stock in connection with any Transaction and such holders shall have no separate vote thereon.

(h) In the event of any distribution by the Corporation to its stockholders of all or substantially all of its assets (other than any assets not owned directly or indirectly by the Corporation and its subsidiaries) (computed on a consolidated basis), each holder of Preferred Stock will participate pro rata in such distribution based on the number of shares of Class A Common Stock into which such holders’ shares of Preferred Stock would have been convertible immediately prior to such distribution.

(i) The Corporation shall at all times reserve and keep available for issuance upon the conversion of the Preferred Stock such number of its authorized but unissued shares of Class A Common Stock as will from time to time be sufficient to permit the conversion of all outstanding shares of Preferred Stock, and shall take all action required to increase the authorized number of shares of Class A Common Stock if at any time there shall be insufficient unissued shares of Class A Common Stock to permit such reservation or to permit the conversion of all outstanding shares of Preferred Stock.

(j) The issuance or delivery of certificates for Class A Common Stock upon the conversion of shares of Preferred Stock shall be made without charge to the converting holder of shares of Preferred Stock for such certificates or for any documentary stamp or similar issue or transfer tax in respect of the issuance or delivery of such certificates or the securities represented thereby, and such certificates shall be issued or delivered in the respective names of, or in such names as may be directed by, the holders of the shares of Preferred Stock converted; provided, however, that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any such certificate in a name other than that of the holder of the shares of Preferred Stock converted, and the Corporation shall not be required to issue or deliver such certificate unless or until the Person or Persons requesting the issuance or delivery thereof shall have paid to the Corporation the amount of such tax or shall have established to the reasonable satisfaction of the Corporation that such tax has been paid.

9. Other Provisions.

9.1 With respect to any notice to a holder of shares of Preferred Stock required to be provided hereunder, neither failure to mail such notice, nor any defect therein or in the mailing thereof, to any particular holder shall affect the sufficiency of the notice or the validity of the proceedings referred to in such notice with respect to the other holders or affect the legality or validity of any distribution, rights, warrant, reclassification, consolidation, merger, conveyance, transfer, dissolution, liquidation or winding-up, or the vote upon any such action. Any notice which was mailed in the manner provided in this Exhibit A shall be conclusively presumed to have been duly given whether or not the holder receives the notice.

9.2 Shares of Preferred Stock issued and reacquired will be retired and canceled promptly after reacquisition thereof and, upon compliance with the applicable requirements of Indiana law, have the status of authorized but unissued shares of preferred stock of the Corporation undesignated as to series and may with any and all other authorized but unissued shares of preferred stock of the Corporation be designated or redesignated and issued or reissued, as the case may be, as part of any series of preferred stock of the Corporation, except that any issuance or reissuance of shares of Preferred Stock must be in compliance with this Certificate of Designation.

9.3 The shares of Preferred Stock shall be issuable only in whole shares.

9.4 All notices periods referred to in this Exhibit A shall commence on the date of the mailing of the applicable notice.